Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	Income Opportunity Realty Investors, Inc. Investor Relations Erik Johnson (469) 522-4200 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended June 30, 2022

DALLAS (August 12, 2022) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended June 30, 2022. For the three months ended June 30, 2022 and 2021, we reported net income attributable to common shares of $0.8 million or $0.20 per diluted share.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Other income	—	—	—	—
Expenses:
General and administrative	68	100	260	288
Advisory fee to related party	273	256	541	592
Total operating expenses	341	356	801	880
Net operating loss	(341)	(356)	(801)	(880)
Interest income from related parties	1,433	1,231	2,685	2,449
Other income	—	162	—	1,179
Income tax provision	(244)	(218)	(410)	(577)
Net income applicable to common shares	848	819	1,474	2,171

Earnings per share
Basic and diluted	$0.20	$0.20	$0.35	$0.52
Weighted average common shares used in computing earnings per share
Basic and diluted	4,168,414	4,168,414	4,168,414	4,168,414